Exhibit 99.1

Hillenbrand Announces Fiscal Second Quarter 2021 Results
Fiscal Second Quarter 2021 Highlights:
•Revenue of $722 million increased 11% year over year driven by strong growth within Molding Technology Solutions and COVID-19 related demand at Batesville; pro forma revenue increased 18%
•GAAP EPS of $1.03 compares to a loss of $0.99 in the prior year; adjusted EPS of $0.98 increased 40% primarily driven by growth at Molding Technology Solutions and Batesville
•Backlog increased 30% year over year to a record $1.52 billion led by increased injection molding demand at Molding Technology Solutions and large plastics projects at Advanced Process Solutions; total backlog increased 12% sequentially
•Cash flow from operations of $193 million increased from $28 million in the prior year driven by working capital improvements; net leverage decreased to 1.7x, down 0.6x sequentially
•Fiscal Q3 2021 guidance: Adjusted EPS range of $0.70 to $0.80

BATESVILLE, Ind., May 4, 2021 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the second quarter of fiscal 2021, which ended March 31, 2021.

“We delivered solid results in the second quarter as our teams continued to execute well in a strong demand environment,” said Joe Raver, President and Chief Executive Officer of Hillenbrand. “Despite higher inflation and transportation costs, our teams took successful proactive steps to offset these higher costs while ramping up growth investments to capture increasing demand we are seeing across our industrial businesses, which is reflected in our record backlog. In addition to the strong operating performance, we made further progress on streamlining our portfolio by closing on the sale of ABEL, and we remain on track with our plan to divest TerraSource Global. Our priorities are focused on driving growth in our large platform businesses and capturing the full benefits of the Milacron integration. We remain well positioned to deliver strong performance in the second half of 2021 with the strength of our balance sheet and backlog.”

Second Quarter 2021 Results
Revenue of $722 million increased 11% compared to the prior year, driven by strong growth within the Molding Technology Solutions segment and COVID-19 related demand at Batesville. Excluding the impact of foreign currency exchange, total revenue increased 8%. On a pro forma basis, revenue increased 18% year over year, which excludes the Red Valve and ABEL businesses in the Advanced Process Solutions segment and the Cimcool business in the Molding Technology Solutions segment.

Net income of $78 million, or $1.03 per share, increased from a loss per share of $0.99 in the prior year, due to a gain on the sale of ABEL, prior year impairment, and inventory step-up charges related to the acquisition of Milacron in 2020 that did not repeat. Adjusted net income of $75 million resulted in adjusted EPS of $0.98, an increase of $0.28, or 40%, primarily driven by strong growth in Molding Technology Solutions and Batesville. The adjusted effective tax rate for the quarter was 27.1%, a decrease of 100 basis points from the prior year, due to a change in the geographic mix of income year over year.

Adjusted EBITDA of $134 million increased 21%, driven by growth in Molding Technology Solutions and Batesville. Adjusted EBITDA margin of 18.6% expanded 160 basis points compared to a year ago.

Advanced Process Solutions (APS)
Revenue of $301 million decreased 3% compared to the same period in the prior year. Excluding the impact of foreign currency, revenue decreased 8%. The decline was largely driven by a decrease in large polyolefin systems sales and lower aftermarket parts and service revenue, partially offset by favorable pricing. Adjusted EBITDA of $56 million decreased 3% year over year, and adjusted EBITDA margin of 18.5% remained flat compared to prior year.

On a pro forma basis excluding Red Valve and ABEL, revenue of $295 million was flat compared to the prior year. Excluding the impact of foreign currency exchange, revenue decreased 5%. Record backlog of $1.2 billion increased 22% on a pro forma basis compared to the prior year, or 16% excluding the impact of foreign currency on a pro forma basis. Sequentially, backlog increased 10% on a pro forma basis compared to the quarter ended December 31, 2020.

Molding Technology Solutions (MTS)
Revenue of $255 million increased 28% year over year primarily driven by an increase in demand for injection molding and hot runner equipment, and aftermarket parts and service. Excluding the impact of foreign currency, revenue increased 26%. Adjusted EBITDA of $51 million increased 59%, largely driven by robust sales growth. Order backlog of $362 million increased 93% year over year and 24% sequentially from last quarter, primarily driven by injection molding equipment demand.

On a pro forma basis, which excludes the Cimcool business, Molding Technology Solutions revenue increased 47% year over year. Excluding the impact of foreign currency exchange, revenue increased 45%. Pro forma adjusted EBITDA was $51 million, an increase of 89% year over year, and adjusted EBITDA margin of 20.0% increased 440 basis points.

Batesville
Revenue of $166 million increased 20% year over year driven by an increase in burial casket sales primarily due to an estimated increase in deaths due to the COVID-19 pandemic. The increase was partially offset by an estimated increase in the rate at which families opted for cremation. Adjusted EBITDA of $45 million increased 39% year over year, and adjusted EBITDA margin of 26.9% was 380 basis points higher than the prior year driven by higher burial volume and productivity initiatives, partially offset by incentive compensation, commodity inflation, and higher transportation and manufacturing costs required to respond to the surge in demand driven by the COVID-19 pandemic.

Balance Sheet, Cash Flow and Capital Allocation
Hillenbrand generated cash flow from operations of $193 million in the quarter, an increase of $165 million year over year, driven by favorable timing of working capital requirements and strong customer advances. During the quarter, the company returned $16 million to shareholders in the form of quarterly dividends and reduced debt by $182 million, providing greater financial flexibility to pursue growth initiatives.

As previously announced, during the quarter the company issued $350 million in senior unsecured notes at 3.75% due in 2031 in order to secure long-term financing at attractive rates for general corporate purposes, including to repay debt, and to replenish available cash after debt repayment.

Net debt at the end of the quarter was $867 million, and the net debt to adjusted EBITDA ratio was 1.7x, a sequential improvement of 0.6x from December 31, 2020. As of quarter end, we had liquidity of approximately $1.2 billion, including $345 million in cash on hand and the remainder available under our revolving credit facility.

Fiscal Q3 2021 Outlook
Hillenbrand is providing guidance for the fiscal third quarter 2021. Given the continued uncertainties regarding the duration and severity of the COVID-19 pandemic including vaccine rollout and effectiveness, resurgence of the virus in various parts of the world and supply chain uncertainties, the Company has provided the following outlook on the assumption that a gradual stabilization of the global economy continues, with no significant increase in pandemic-related disruptions to the Company’s businesses.

• Total quarterly revenue expected to be between $665 and $695 million, or increase 13% - 17% year over year on a pro forma basis which excludes Red Valve and ABEL
◦     Advanced Process Solutions revenue expected to be between $312 and $326 million, or increase 18% - 23% on a pro forma basis, which excludes Red Valve and ABEL
◦     Molding Technology Solutions expected to be between $228 and $239 million, or increase 23% - 28%
◦     Batesville revenue expected to be between $125 and $130 million, or decrease 7% - 11%
• Adjusted EPS of $0.70- $0.80

Conference Call Information
Date/Time: Wednesday, May 5, 2021, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-877-407-8012

Dial-In for International: +1-412-902-1013
Conference call ID number: 13718627
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Friday, June 4, 2021)

Replay - Conference Call
Date/Time: Available until midnight ET, Wednesday, May 19, 2021
Replay ID number: 13718627
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude the following items:

•business acquisition, disposition, and integration costs;
•restructuring and restructuring related charges;
•impairment charges;
•inventory step-up charges;
•intangible asset amortization;
•certain debt financing activities;
•gains and losses on divestitures;
•COVID-19 pandemic-related costs;
•the related income tax impact for all of these items; and
•the interaction of tax benefits and expenses related to the foreign income inclusion tax provisions and certain tax carryforward attributes associated with the acquisition of Milacron and divestitures, including the tax provisions related to the imposition of tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries, the Foreign Derived Intangible Income Deduction (FDII), and the Base Erosion and Anti-Abuse Tax (BEAT) and their impact on loss carryforwards and foreign tax credits; and the revaluation of deferred tax balances as a result of functional currency fluctuations.

In consideration of the Milacron acquisition, beginning with the current quarter ended June 30, 2020, the company has reported adjusted EPS results that exclude after-tax acquisition-related intangible amortization, in addition to backlog amortization excluded in previous periods. Prior year periods have been restated to conform to the presentation in the current year periods. The company believes reporting adjusted EPS in this manner better reflects its core operating results and offers greater consistency and transparency.

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of our strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under U.S. GAAP and therefore do not purport to be alternatives to net (loss) income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, or adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which the Advanced Process Solutions and Molding Technology Solutions reportable operating segments compete.  Backlog represents the amount of net revenue that we expect to realize on contracts awarded to Advanced Process Solutions and Molding Technology Solutions reportable operating segments.  For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included.  Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized.  Hillenbrand includes in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, Hillenbrand’s contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with Advanced Process Solutions and Molding Technology Solutions will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Pro forma revenue and pro forma adjusted EBITDA are defined respectively as net revenue and adjusted EBITDA excluding net revenue and adjusted EBITDA directly attributable to Red Valve which was divested on December 31, 2020 and ABEL which was divested on March 10, 2021, excluding net revenue and adjusted EBITDA directly attributable to the Cimcool business which was divested on March 30, 2020, and including net revenue and adjusted EBITDA attributable to Milacron as if the acquisition had occurred on October 1, 2019. Hillenbrand uses pro forma measures to assess performance of its reportable segments and the Company in total without the impact of recent acquisitions and divestitures.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided. In addition, forward-looking adjusted earnings per share for the second quarter of fiscal 2021 excludes potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Net revenue	$722.3	$648.9	$1,414.8	$1,215.8
Cost of goods sold	476.4	455.2	924.7	850.3
Gross profit	245.9	193.7	490.1	365.5
Operating expenses	138.0	136.0	269.6	293.4
Amortization expense	14.1	24.0	27.7	38.8
(Gain) loss on divestitures	(34.1)	3.0	(65.7)	3.0
Impairment charges	—	82.5	—	82.5
Interest expense	19.5	20.9	40.7	35.6
Other income, net	1.0	2.3	0.6	4.2
Income (loss) before income taxes	109.4	(70.4)	218.4	(83.6)
Income tax expense (benefit)	30.4	1.8	61.7	(10.6)
Consolidated net income (loss)	79.0	(72.2)	156.7	(73.0)
Less: Net income attributable to noncontrolling interests	0.9	1.8	2.2	4.1
Net income (loss) attributable to Hillenbrand	$78.1	$(74.0)	$154.5	$(77.1)

Net income (loss) attributable to Hillenbrand — per share of common stock:
Basic earnings (loss) per share	$1.04	$(0.99)	$2.05	$(1.07)
Diluted earnings (loss) per share	$1.03	$(0.99)	$2.04	$(1.07)
Weighted average shares outstanding (basic)	75.5	75.1	75.4	71.7
Weighted average shares outstanding (diluted)	76.2	75.1	75.8	71.7

Cash dividends per share	$0.2150	$0.2125	$0.4300	$0.4250

Condensed Consolidated Statements of Cash Flows
(in millions)

	Six Months Ended March 31,
	2021	2020
Net cash provided by operating activities	$259.0	$45.3
Net cash provided by (used in) investing activities	154.1	(1,282.4)
Net cash (used in) provided by financing activities	(370.1)	1,212.6
Effect of exchange rate changes on cash and cash equivalents	(7.5)	(0.5)
Net cash flows	35.5	(25.0)

Cash, cash equivalents, and restricted cash:
At beginning of period	311.8	399.4
At end of period	$347.3	$374.4

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Net income (loss) attributable to Hillenbrand	$78.1	$(74.0)	$154.5	$(77.1)
Impairment charges (1)	—	82.5	—	82.5
Business acquisition, disposition, and integration costs (2)	10.0	8.0	19.7	61.8
Restructuring and restructuring-related charges (3)	2.2	0.7	3.7	3.1
Inventory step-up (4)	—	27.5	—	37.1
Intangible asset amortization (5)	14.1	24.0	27.7	38.8
(Gain) loss on divestitures (6)	(34.1)	3.0	(65.7)	3.0
Debt financing activities (7)	1.4	0.4	2.0	2.0
Other (8)	0.3	0.4	0.4	0.4
Tax effect of adjustments (9)	(6.6)	(35.0)	(12.3)	(55.3)
Tax adjustments (10)	9.1	15.4	16.8	8.0
Adjusted net income attributable to Hillenbrand	$74.5	$52.9	$146.8	$104.3

Diluted EPS	$1.03	$(0.99)	$2.04	$(1.07)
Impairment charges (1)	—	1.10	—	1.15
Business acquisition, disposition, and integration costs (2)	0.13	0.11	0.26	0.86
Restructuring and restructuring-related charges (3)	0.03	0.01	0.05	0.04
Inventory step-up (4)	—	0.37	—	0.52
Intangible asset amortization (5)	0.19	0.32	0.37	0.54
(Gain) loss on divestitures (6)	(0.45)	0.04	(0.87)	0.04
Debt financing activities (7)	0.02	—	0.03	0.03
Other (8)	—	—	—	—
Tax effect of adjustments (9)	(0.09)	(0.47)	(0.16)	(0.77)
Tax adjustments (10)	0.12	0.21	0.22	0.11
Adjusted Diluted EPS	$0.98	$0.70	$1.94	$1.45

(1)Hillenbrand recorded impairment charges to goodwill and certain intangible assets within both the Advanced Process Solutions and Molding Technology Solutions reportable operating segments during the three and six months ended March 31, 2020.
(2)Business acquisition, disposition, and integration costs during the three and six months ended March 31, 2021 primarily included professional fees and employee-related costs attributable to the integration of Milacron and divestitures of Red Valve and ABEL. Business acquisition, disposition, and integration costs during the three and six months ended March 31, 2020 included $3.9 and $57.7, respectively, of expenses for the settlement of outstanding Milacron share-based equity awards, professional fees, and severance and employee-related costs in connection with the acquisition and integration of Milacron. The remaining costs incurred during the three and six months ended March 31, 2020 were primarily related to professional fees and other transaction costs in connection with the divestiture of Cimcool.
(3)Restructuring and restructuring-related charges primarily included severance costs, unrelated to the acquisition and integration of Milacron, during the three and six months ended March 31, 2021 and 2020.
(4)Represents the non-cash charges related to the fair value adjustment of inventories acquired in connection with the acquisitions of Milacron during the three and six months ended March 31, 2020.
(5)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.

(6)The current year amounts represents the gain on divestiture of ABEL during the three and six months ended March 31, 2021 and gain on the divestiture of Red Valve during the six months ended March 31, 2021. The prior year amount represents the loss on the divestiture of Cimcool during the three and six months ended March 31, 2020.
(7)Debt financing activities during the three and six months ended March 31, 2021 primarily included the accelerated amortization of deferred financing costs related to the $225.0 term loan which was repaid during the six months ended March 31, 2021 and the $500.0 term loan which was repaid during the three and six months March 31, 2021, along with certain other financing costs. Debt financing activities during the three and six months ended March 31, 2020 primarily included the net interest expense on our $375.0 senior unsecured notes prior to completing the Milacron acquisition, along with certain other Milacron acquisition financing costs.
(8)Other primarily included incremental expenses directly attributable to the COVID-19 pandemic, such as costs for sanitization supplies, bad debt expense, and transportation costs, during the three and six months ended March 31, 2021 and 2020.
(9)Represents the tax effect of the adjustments previously identified above.
(10)For three and six months ended March 31, 2021 and 2020, this primarily represents the net impact from certain tax items related to the acquisition of Milacron and divestitures of Red Valve, ABEL, and Cimcool, additionally for the six months ended March 31, 2020, this includes the revaluation of deferred tax balances in connection with enacted statutory tax rate reductions in certain foreign jurisdictions.

	Three Months Ended March 31,		Six Months Ended March 31,
Shares used in computing non-GAAP per share amounts:	2021	2020	2021	2020
GAAP weighted average shares outstanding (diluted)	76.2	75.1	75.8	71.7
Non-GAAP dilutive shares excluded from GAAP EPS calculation (1)	—	—	—	0.1
Pro forma weighted average shares outstanding (diluted)	76.2	75.1	75.8	71.8

(1)Due to the occurrence of a net loss on a GAAP basis for the three and six months ended March 31, 2020, potentially dilutive securities were excluded from the calculation of GAAP earnings per share, as they would have an anti-dilutive effect. However, as net income was earned on a non-GAAP basis, these shares have a dilutive effect on adjusted EPS and are included here.

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Adjusted EBITDA:
Advanced Process Solutions	$55.7	$57.5	$104.2	$109.0
Molding Technology Solutions	50.8	31.9	99.2	58.2
Batesville	44.6	32.0	96.9	55.0
Corporate	(16.8)	(10.8)	(28.0)	(19.7)
Less:
Interest income	(1.0)	(0.6)	(1.6)	(1.9)
Interest expense	19.5	20.9	40.7	35.6
Income tax expense (benefit)	30.4	1.8	61.7	(10.6)
Depreciation and amortization	28.3	38.6	57.6	64.5
Impairment charges	—	82.5	—	82.5
Business acquisition, disposition, and integration costs	9.7	8.0	18.8	61.8
Restructuring and restructuring-related charges	2.2	0.7	3.7	3.1
Inventory step-up	—	27.5	—	37.1
(Gain) loss on divestitures	(34.1)	3.0	(65.7)	3.0
Other	0.3	0.4	0.4	0.4
Consolidated net income (loss)	$79.0	$(72.2)	$156.7	$(73.0)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Consolidated net income (loss)	$79.0	$(72.2)	$156.7	$(73.0)
Interest income	(1.0)	(0.6)	(1.6)	(1.9)
Interest expense	19.5	20.9	40.7	35.6
Income tax expense (benefit)	30.4	1.8	61.7	(10.6)
Depreciation and amortization	28.3	38.6	57.6	64.5
EBITDA	156.2	(11.5)	315.1	14.6
Impairment charges	—	82.5	—	82.5
Business acquisition, disposition, and integration costs	9.7	8.0	18.8	61.8
Restructuring and restructuring related charges	2.2	0.7	3.7	3.1
Inventory step-up	—	27.5	—	37.1
(Gain) loss on divestitures	(34.1)	3.0	(65.7)	3.0
Other	0.3	0.4	0.4	0.4
Adjusted EBITDA	134.3	110.6	272.3	202.5
Pro forma adjustments (see below)	(1.2)	(7.9)	(4.7)	(10.8)
Pro forma adjusted EBITDA	$133.1	$102.7	$267.6	$191.7

Pro forma adjustments:
Less: ABEL adjusted EBITDA (1)	$(1.2)	$(1.8)	$(3.3)	$(3.2)
Less: Red Valve adjusted EBITDA (2)	—	(1.2)	(1.4)	(1.9)
Less: Cimcool adjusted EBITDA (3)	—	(4.9)	—	(10.2)
Add: Milacron adjusted EBITDA, pre-acquisition (4)	—	—	—	4.5
Pro forma adjustments to adjusted EBITDA	$(1.2)	$(7.9)	$(4.7)	$(10.8)

Pro forma adjusted EBITDA by segment:
Advanced Process Solutions	$54.5	$54.5	$99.5	$103.9
Molding Technology Solutions	50.8	27.0	99.2	59.9
Batesville	44.6	32.0	96.9	55.0
Corporate	(16.8)	(10.8)	(28.0)	(27.1)
	$133.1	$102.7	$267.6	$191.7

(1)The ABEL business, which was included within the Advanced Process Solutions reportable segment, was divested on March 10, 2021.
(2)The Red Valve business, which was included within the Advanced Process Solutions reportable segment, was divested on December 31, 2020.
(3)The Cimcool business, which was included within the Molding Technology Solutions reportable segment, was divested on March 30, 2020.
(4)Milacron’s results (inclusive of the Cimcool business) for the period of October 1, 2019 to November 20, 2019 were derived from the company's accounting records.

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Advanced Process Solutions net revenue	$301.3	$311.1	$592.1	$617.7
Less: ABEL net revenue (1)	(6.7)	(7.9)	(15.5)	(15.4)
Less: Red Valve net revenue (2)	—	(8.6)	(8.0)	(16.7)
Advanced Process Solutions pro forma net revenue	294.6	294.6	568.6	585.6
Molding Technology Solutions net revenue	255.0	199.0	491.9	332.3
Less: Cimcool net revenue (3)	—	(26.0)	—	(53.3)
Add: Milacron net revenue, pre-acquisition (4)	—	—	—	115.7
Molding Technology Solutions pro forma net revenue	255.0	173.0	491.9	394.7
Batesville net revenue	166.0	138.8	330.8	265.8
Consolidated pro forma net revenue	$715.6	$606.4	$1,391.3	$1,246.1

(1)The ABEL business, which was included within the Advanced Process Solutions reportable segment, was divested on March 10, 2021.
(2)The Red Valve business, which was included within the Advanced Process Solutions reportable segment, was divested on December 31, 2020.
(3)The Cimcool business, which was included within the Molding Technology Solutions reportable segment, was divested on March 30, 2020.
(4)Milacron’s results (inclusive of the Cimcool business) for the period of October 1, 2019 to November 20, 2019 were derived from the company's accounting records.

	March 31, 2021	March 31, 2020
Advanced Process Solutions backlog	$1,158.5	$982.1
Less: ABEL backlog (1)	—	(18.7)
Less: Red Valve backlog (2)	—	(16.4)
Advanced Process Solutions pro forma backlog	1,158.5	947.0
Molding Technology Solutions backlog	362.1	187.4
Consolidated pro forma backlog	$1,520.6	$1,134.4

(1)The ABEL business, which was included within the Advanced Process Solutions reportable segment, was divested on March 10, 2021.
(2)The Red Valve business, which was included within the Advanced Process Solutions reportable segment, was divested on December 31, 2020.

Forward-Looking Statements

Throughout this release, we make a number of “forward-looking statements” that are within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s (the “Company”) expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project
become	pursue	estimate	will	forecast	continue	could	anticipate
target	encourage	promise	improve	progress	potential	should	impact
This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the impact of contagious diseases such as the COVID-19 pandemic and the societal, governmental, and individual responses thereto, including supply chain disruption, loss of contracts and/or customers, erosion of some customers' credit quality, downgrades of the Company's credit quality, closure or temporary interruption of the Company's or suppliers' manufacturing facilities, travel, shipping and logistical disruptions, loss of human capital or personnel, and general economic calamities; risks that the integration of Milacron disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of the acquisition of Milacron or any other acquisition or disposition, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; impairment charges to goodwill and other identifiable intangible assets; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; competition in the industries in which we operate, including on price or from nontraditional sources in the death care industry; impacts of decreases in demand or changes in technological advances, laws, or regulation on the revenues that we derive from the plastics industry; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; the impact of the significant amount of indebtedness of the Company and its ability to meet its de-leveraging goals; the ability of the Company to comply with financial or other covenants in its debt agreements; global market and economic conditions, including those related to the financial markets; our level of international sales and operations; cyclical demand for industrial capital goods; continued fluctuations in mortality rates and increased cremations; the dependence of our business units on relationships with several large customers and providers; the impact to the Company's effective tax rate of changes in the mix of earnings or tax laws and certain other tax-related matters; involvement in claims, lawsuits and governmental proceedings related to operations; uncertainty in the United States political environment or global trade policy; adverse foreign currency fluctuations; increased costs or unavailability of raw materials or certain outsourced services; labor disruptions; increasing competition for highly skilled and talented workers; and the effect of certain provisions of the Company's governing documents and Indiana law that could decrease the trading price of the Company's common stock. Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading "Risk Factors" in Part I, Item 1A of Hillenbrand's Form 10-K for the year ended September 30, 2020, filed with the Securities and Exchange Commission ("SEC") on November 12, 2020, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 4, 2021. The forward-looking information in this release speaks only as of the date hereof, and we assume no obligation to update or revise any forward-looking information.

About Hillenbrand

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with businesses that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand’s portfolio includes industrial businesses such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville, a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under “HI.”

CONTACT
Kaveh Bakhtiari, Senior Director, Investor Relations
Phone: 812-931-5001
Email: kaveh.bakhtiari@hillenbrand.com